           Basket Linked Capped Buffered Underlying Securities (BUyS)
               Global Equities |X| Bullish |X| Fee-Based Accounts

CUSIP:                               2515A0 2J 1
Issuer:                              Deutsche Bank AG, London Branch
Maturity / Tenor:                    24 Months
Basket:                              Basket comprised of the S&P 500(R) Index, the
                                     Russell 2000(R) Index, the iShares(R) MSCI EAFE
                                     Index Fund and the iShares(R) MSCI Emerging
                                     Markets Index Fund (each, a "Basket Component"
                                     and, collectively, the "Basket Components")

Initial Basket Level:                100

Final Basket Level:                  100 x [1 + (S&P 500(R) Index return x 25.00%) +
                                     (Russell 2000(R) Index return x 25.00%) +
                                     (iShares(R) MSCI EAFE Index Fund return x 25.00%)
                                     + (iShares(R) MSCI Emerging Markets Index Fund
                                     return x 25.00%)]
                                     The return for each Basket Component which is
                                     an index is the percentage change from the
                                     respective Initial Component Level to the
                                     respective index closing level on the Final
                                     Valuation Date. The return for each Basket
                                     Component which is an exchange traded fund is
                                     the percentage change from the respective
                                     Initial Component Level to the closing price of
                                     one share of the Basket Component on the Final
                                     Valuation Date multiplied by the then-current
                                     Share Adjustment Factor for that Basket
                                     Component.
Basket Return:
                                          Final Basket Level - Initial Basket Level
                                          --------------------------------------------
                                                       Initial Basket Level

                                     (subject to the Basket Return Cap)
                                     130%
Participation Rate:

                                     17.69% - 22.31%  (TBD on Trade Date)
Basket Return Cap:

                                     23.00% - 29.00%  (TBD on Trade Date)
Maximum Return:
                                     10% of the Initial Basket Level (first 10%
Buffer Level:                        depreciation of the Basket is fully protected)

Payment at Maturity:                 If the Final Basket Level:

                                     (a) is greater than or equal to the Initial
                                     Basket Level, a cash payment that provides you
                                     with a return equal to the Basket Return
                                     multiplied by the Participation Rate.
                                     Accordingly, subject to the Maximum Return,
                                     the Payment at Maturity will be:  $1,000 +
                                     ($1,000 x Basket Return x Participation Rate);
                                     OR

                                     (b)  is less than the Initial Basket Level, and
                                     the difference is equal to or less than the
                                     Buffer Level, the Payment at Maturity will be
                                     $1,000; OR

                                     (c) is less than the Initial Basket Level, and
                                     the difference is greater than the Buffer
                                     Level, the Payment at Maturity will be $1,000 +
                                     [$1,000 x (Basket Return + Buffer Level)].
                                     Initially 1.0, subject to adjustment for
Share Adjustment Factor:             anti-dilution events.
                                     The BUyS will initially be distributed through
Discounts and Commissions:           Deutsche Bank Securities Inc. ("DBSI"), its
                                     affiliates and/or certain other affiliated or
                                     unaffiliated brokers (collectively, the
                                     "Brokers"). DBSI will receive a selling
                                     concession of up to 1.30% or $13.00 per $1,000
                                     BUyS Face Amount. DBSI may pay referral fees to
                                     other Brokers of up to 0.50% or $5.00 per
                                     $1,000 BUyS Face Amount and may additionally
                                     pay fees of up to 0.80% or $8.00 per $1,000
                                     BUyS Face Amount to certain other Brokers.
                                     Deutsche Bank AG will reimburse DBSI for such
                                     fees. The agent for this offering is our
                                     affiliate. For more information see
                                     "Supplemental Underwriting Information
                                     (Conflicts of Interest)" in term sheet No. 811J

Agents:                              Deutsche Bank Securities Inc.

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                   Best Case Scenario at Maturity
----------------------------------------------------------------------
----------------------------------------------------------------------

If the Basket Return is positive, investors will receive at maturity
130% of the Basket Return, subject to a Basket Return Cap of between
17.69% and 22.31% (TBD on Trade Date) for a Maximum Return of
between 23.00% and 29.00% (TBD on Trade Date).

                   Worst Case Scenario at Maturity
----------------------------------------------------------------------
----------------------------------------------------------------------

If the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Level, an investment in the BUyS will decline by 1% for every 1% decline in the Basket level beyond the Buffer Level. Subject to the credit of the Issuer, the maximum loss at maturity on an investment is 90%.

                              Benefits
----------------------------------------------------------------------
----------------------------------------------------------------------

|X|  Global equity exposure with protection for first 10% of any depreciation and upside leverage, subject to the Basket Return Cap

|X|  130% of any positive Basket Return up to the Basket Return Cap

|X|  The BUyS will outperform the Basket at maturity if the Final Basket Level is less than the Initial Basket Level

                                Risks
----------------------------------------------------------------------
----------------------------------------------------------------------

|X|  Because the BUyS do not offer full principal protection of your initial investment and the return of the BUyS is linked to the performance of the
     Basket Components, you may lose up to 90% of your initial investment

|X|  The return on the BUyS is limited by the Basket Return Cap, and you will not benefit from any appreciation of the Basket beyond the Basket Return
     Cap

|X|  The return on the BUyS is linked to the value of the Basket without taking into consideration the value of dividends paid on the component stocks of the Basket Components

|X|  An investment in the BUyS is subject to the credit of the Issuer

                           Important Dates
----------------------------------------------------------------------
----------------------------------------------------------------------

 Offering Period:...................February 3 - February 17, 2010
 Trade Date:.....................................February 17, 2010
 Settlement Date:................................February 22, 2010
 Final Valuation Date:...........................February 16, 2012
 Maturity Date:......................February 22, 2012 (24 Months)

                                                 ISSUER FREE WRITING PROSPECTUS
                                                     Filed Pursuant to Rule 433
                                          Registration Statement No. 333-162195
                                        Dated February 3, 2010 R-6034-1 (08/08)

----------------------------------------------------------------------

       NOT FDIC / NCUA INSURED OR GUARANTEED MAY LOSE VALUE *
                          NO BANK GUARANTEE
                            NOT A DEPOSIT
           NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY
----------------------------------------------------------------------

             DWS Structured Products 1.866.637.9185 www.dws-sp.com

Capped BUyS Fact Sheet
DWS Structured Products

Return Scenarios at Maturity (Assumes a Buffer Level of 10%, a Participation Rate of 130% and a Basket Return Cap of 20.00%)
Change in Basket Components (%)	Basket Return (%)	BUyS Return (%)	Payment at Maturity (per $1,000 invested)
30.00%	20.00%	26.00%	$1,260.00
20.00%	20.00%	26.00%	$1,260.00
10.00%	10.00%	13.00%	$1,130.00
5.00%	5.00%	6.50%	$1,065.00
0.00%	0.00%	0.00%	$1,000.00
-5.00%	-5.00%	0.00%	$1,000.00
-10.00%	-10.00%	0.00%	$1,000.00
-20.00%	-20.00%	-10.00%	$900.00
-30.00%	-30.00%	-20.00%	$800.00

This hypothetical scenario analysis does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the BUyS.  No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown above. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from this analysis. The numbers appearing in the above table have been rounded for ease of analysis.

Selected Risk Factors
YOUR INVESTMENT IN THE BUyS MAY RESULT IN A LOSS — The BUyS do not guarantee any return of your initial investment in excess of $100 per $1,000 BUyS Face Amount. The return on the BUyS at maturity is linked to the performance of the Basket Components and will depend on whether, and the extent to which, the Basket performance is positive or negative.

THE RETURN ON YOUR BUyS IS LIMITED BY THE BASKET RETURN CAP — The Basket Return cannot exceed the Basket Return Cap of between 17.69% and 22.31% (to be determined on the Trade Date) and your payment at maturity is limited to a maximum payment of between $1,230.00 and $1,290.00 (to be determined on the Trade Date) for each $1,000 Face Amount of the BUyS you hold, regardless of any increase in the Basket beyond the Basket Return Cap.

CREDIT RISK — The payment of amounts owed to you under the BUyS is subject to the Issuer’s ability to pay. Consequently, you are subject to counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE BUyS PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the BUyS prior to maturity. You should be willing and able to hold your BUyS to maturity.

NO PERIODIC COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not receive periodic coupon payments on the BUyS or have voting rights or rights to receive cash dividends or other distributions with respect to the component stocks of the Basket Components.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE BASKET COMPONENTS OR THE VALUE OF THE BUyS — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the BUyS, which could affect the level of the Basket Components or the value of the BUyS.

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUyS — In addition to the level of the Basket Components on any day, the value of the BUyS will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

NON-U.S. SECURITIES MARKETS RISKS — The stocks included in the Basket Components replicated by the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund are issued by foreign companies in foreign securities. These stocks may be more volatile than domestic stocks and may be subject to different political, market, economic, exchange rate, regulatory and other risks.

LACK OF LIQUIDITY — There may be little or no secondary market for the BUyS. The BUyS will not be listed on any securities exchange.

THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the BUyS may be materially and adversely affected. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement.

CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — Price movements in the Basket Components may not correlate with each other. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Components may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Components.

CURRENCY MARKETS MAY BE HIGHLY VOLATILE — The BUyS are subject to currency exchange risk through their exposure to the performance of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund, which measure the performance of foreign stocks and are denominated in U.S. dollars. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE BUyS ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the BUyS are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

See "Selected Risk Considerations" in the accompanying term sheet and "Risk Factors" in the accompanying product supplement for additional information.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 811J  and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, term sheet No. 811J and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

                 DWS Structured Products    1.866.637.9185    www.dws-sp.com